EXHIBIT 99



                        Investment Properties Associates
                               60 East 42nd Street
                              New York, N.Y. 10165

                     Investment Properties Associates Closes
                 Sale of 1440 Broadway -- Announces Record Date
                            for Special Distribution


New York, New York, December 16, 1999...Investment Properties Associates (IPA) announced today that it has concluded the sale of 1440 Broadway, New York, New York for $152,000,000. The purchaser is 1440 Broadway Partners LLC, an affiliate of Richard Kalikow's and Adam Hochfelder's Max Capital Management Corp.

An IPA spokesman said that the sale proceeds would be used to first pay mortgage debt, closing costs and other IPA commitments, aggregating approximately $40,000,000. After completing a final accounting, IPA will make a special distribution on January 18, 2000 to holders of record of its participations of partnership interests (PPIs) as of the close of business on December 31, 1999.

One-half of the net proceeds will be distributed to the general and special limited partners and one-half to the holders of PPIs in accordance with IPA's partnership agreement.

It is anticipated that the special distribution will be approximately $78.00 per PPI and will be paid using the aggregate proceeds from the sale of 1440 Broadway and the proceeds from the sale of the Mojud Building in Long Island City, New York sold on April 14, 1999 and the Midland Savings Building, Midland, Texas sold on August 30, 1999.

IPA understands that Nasdaq Stock Market rules require that, in the case of this special distribution, the PPIs will trade ex-dividend one business day after the payment date, which is January 18, 2000. Holders of PPIs who sell them before the ex-dividend date (January 19, 2000) will transfer the right to receive the special distribution to the buyers of PPIs in connection with the sale of the PPIs. It should also be noted that on the ex-dividend date for this special distribution, the price of the PPIs is expected to reflect the special distribution and to trade below the current price.

This special distribution is exclusive of and should not be confused with the regular annual distribution of Net Operating Revenues made each March 31st.

The sale of 1440 Broadway was approved by all of the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear represented IPA in this transaction.

Irving Schneider said that IPA was continuing to explore the possible sale of one or more or all of its remaining properties, but there could be no assurances that any such sale will be concluded.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. In addition to 1440 Broadway, IPA owns over 1,000,000 square feet of commercial office space in buildings in New York and New Jersey.

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Contact:    Irving Schneider - (212) 880-0151
            General Partner, Investment Properties Associates
            Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

            Robert Hecht - (212) 880-0276
            Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent